Accel Entertainment Names Mathew Ellis Chief Financial Officer

CHICAGO – April 25, 2022 – Accel Entertainment, Inc. (NYSE: ACEL) (“Accel”) today announced that Mathew Ellis has been named Chief Financial Officer of Accel, effective May 1, 2022. Mr. Ellis, formerly Senior Vice President of Corporate Strategy for Accel, succeeds Brian Carroll, who last year notified the company of his intention to retire. Mr. Ellis will report directly to Accel CEO, Andy Rubenstein. Mr. Carroll has agreed to work closely with Mr. Ellis to ensure a smooth transition and will remain with Accel in an advisory capacity until the end of 2023.

“Accel’s financial strength and strong balance sheet are true differentiators for our company and are critical to the success of Accel and our ability to continue growing the business while returning capital to our shareholders,” said Accel Entertainment CEO Andy Rubenstein. “Since joining Accel, Mat has played a pivotal role in setting the strategic direction and financial vision of our company and serving as the key liaison with our investor community. Mat deeply understands Accel’s business model and has showcased an impressive aptitude for advancing our uniquely competitive industry position while remaining focused on delivering value. I am thrilled to welcome Mat into this new role and am confident that he is the right person to lead our finance organization as we continue to build on our strong momentum and expand into new markets.”

Rubenstein continued, “I also want to thank Brian for his dedication and partnership over the last eight years and for the many contributions he made to Accel during his tenure. We congratulate him on his well-deserved retirement and wish him all the best in his future endeavors.”

“I am honored to assume this important role at such a dynamic time for Accel,” said Mr. Ellis. “It has been a privilege to work alongside Andy, Brian and the rest of the Accel executive team for the past several years, during which time I have seen firsthand the strength of the business and our ability to successfully capitalize on unique expansion opportunities. I look forward to helping Accel further its growth trajectory and maintain its reputation as the leading gaming operator in the U.S. while continuing to enhance shareholder returns.”

Mr. Ellis most recently served as Senior Vice President of Corporate Strategy for Accel, where he oversaw the company’s M&A strategy, capital raising, financial planning and analysis, and investor relations functions. He also played a key role in the recent acquisitions of Century Gaming and Tom’s Amusement Company, where he was responsible for structuring and negotiating transaction terms and financing. Prior to his time with Accel, Mr. Ellis served as Vice President of Financial Planning and Analysis for Transworld Systems Inc. He began his career as a Senior Auditor for Deloitte.

Mr. Ellis received a B.A. in Economics from the University of Michigan and a Master’s Degree in Accounting from the University of Michigan’s Stephen M. Ross School of Business. He is a Certified Public Accountant (CPA).

About Accel

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.

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